Exhibit 10.72

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

FIRST AMENDED & RESTATED SUPPLY AGREEMENT

(Suntech Contract No. ____________)

This First Amended & Restated Supply Agreement is made as of May 12, 2008 (the “Effective Date”) between WUXI SUNTECH POWER CO., LTD., a People’s Republic of China company (hereinafter “SUNTECH”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”). SUNTECH and HOKU are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

Recitals

Whereas, HOKU and SUNTECH are parties that certain Supply Agreement (Suntech Contract No. PUR1-0706092) dated as of June 13, 2007 (the “Supply Agreement”), pursuant to which HOKU agreed to sell to SUNTECH, and SUNTECH agreed to purchase from HOKU, polysilicon for SUNTECH’S general use beginning in calendar year 2009 for a continuous period of either seven or ten years from the date of the first shipment.

Whereas, HOKU and SUNTECH desire to amend and restate the Supply Agreement as hereinafter set forth to confirm the ten year term of the Supply Agreement, and such other terms as set forth herein.

Whereas, HOKU desires to supply polysilicon to SUNTECH for its general use beginning in calendar year 2009 for a continuous period of ten years from the date of the first shipment.

Whereas, in exchange for HOKU’s agreement to allocate the supply of polysilicon, SUNTECH desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

Agreement

1. Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

1.1. “Affiliate” shall mean, with respect to either Party, any entity that controls, is controlled by or under common control with such Party, where “control” of an entity means ownership of more than fifty percent (50%) of the stock or equity of such entity entitled to vote for the election of directors (or, if such entity is not a corporation, the corresponding managing authority).

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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1.2. “Agreement” shall mean this First Amended & Restated Supply Agreement and all appendices annexed to this Agreement as the same may be amended by the Parties from time to time in accordance with the provisions hereof.

1.3. “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in the United States.

1.4. “Facility” shall mean HOKU’s manufacturing facility in Pocatello, Idaho, including all buildings and other improvements now or hereafter owned, developed, constructed, or leased by HOKU at such facility and used in the development, manufacture, processing, storage, or distribution of Products, together with all machinery and equipment used or usable in the operation of such buildings and improvements.

1.5. “First Shipment Month” shall mean the first month in calendar year 2009 when HOKU ships the Primary Monthly Quantity of Product to SUNTECH.

1.6. “Guaranteed Monthly Quantity of Product” shall mean [*] metric tons of Product during the [*] through [*] Years, and [*] metric tons of Product during the [*] Years, if applicable.

1.7. “Hoku Competitor” shall mean any commercial producer or vendor of raw polysilicon, polysilicon ingots or wafers, or solar cells or modules.

1.8. “Initial Financing” shall mean HOKU’s receipt of gross aggregate proceeds of at least $75 million U.S. Dollars from bank debt, equity financing (including the $25 million in proceeds from HOKU’s private placement of common stock on February 29, 2008), customer prepayments actually received in cash by HOKU for Products (not including commitments for future prepayments, or amounts placed in escrow or secured by letters of credit), or any combination of the foregoing. For purposes of this Agreement, the terms “bank debt” and “equity financing” shall mean straight bonds or debentures, credit lines, convertible debt, common and preferred stock, and warrants; and HOKU’s “receipt” of such proceeds shall mean the receipt of a binding and legally enforceable commitment from a lender to provide the Initial Financing (or a portion thereof); provided, however, that HOKU must have received, in cash, at least 66.7% of the proceeds of such financing by December 31, 2008. HOKU shall provide to Suntech written certification that it has obtained Initial Financing, together with (in the event HOKU has not otherwise publicly disclosed the components of such financing), reasonable documentary evidence thereof.

1.9. “Minimum TCS Volume” shall mean [*] metric tons of TCS.

1.10. “Officer’s Closing Certificate” shall mean the certificate in substantially the form of Appendix 8 attached hereto wherein an executive officer of HOKU shall certify to the satisfaction of certain conditions precedent as set forth therein.

1.11. “Officer’s Compliance Certificate” shall mean a certificate in substantially the form of Appendix 9 attached hereto wherein an executive officer of HOKU shall certify to the satisfaction of certain conditions precedent as set forth therein.

1.12. “Primary Monthly Quantity of Product” shall mean [*] metric tons of Product during the [*] through [*] Years, and [*] metric tons of Product during the [*] Years.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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1.13. “Product” shall mean raw polysilicon in chunk form conforming to the Product Specifications to be sold by HOKU to SUNTECH pursuant to this Agreement.

1.14. “Product Specifications” shall mean the quality and other specifications for the Product set forth on Appendix 2 to this Agreement.

1.15. “Qualified Engineering Firm” means any engineering firm listed on Appendix 3 that (A) has more than five hundred (500) employees, and (B) is not a HOKU Competitor.

1.16. “Reactor” shall mean a polysilicon deposition reactor.

1.17. “Secondary Monthly Quantity of Product” shall mean [*] metric tons of Product during the [*] through [*] Years, and [*] metric tons of Product during the [*] Years.

1.18. “TCS” shall mean trichlorosilane.

1.19. “Term” shall mean the 10-year period during which this Agreement is in effect, as more specifically set forth in Section 10 of this Agreement.

1.20. “Total Deposit” shall mean the Initial Deposit and the Main Deposit.

1.21. “Wafer” means a silicon wafer that can be processed into a photovoltaic cell.

1.22. “Years” shall mean consecutive twelve (12) calendar month periods commencing on the First Shipment Month. For avoidance of doubt, the first Year is the twelve (12) calendar month period commencing on the First Shipment Month, the second Year is the twelve (12) calendar month period commencing on the first anniversary of the First Shipment Month, etc.

2. Ordering; Pricing.

2.1. During each calendar month of each Year, SUNTECH agrees to purchase from HOKU, and HOKU agrees to sell to SUNTECH, the Guaranteed Monthly Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”). This Agreement constitutes a firm order from SUNTECH, and a firm supply commitment from HOKU, for [*] metric tons of Product that cannot be cancelled or changed by either Party during the term of this Agreement, except as set forth in Section 10 below and the next sentence of this Section 2.1. At any time during the Term of this Agreement, HOKU may reduce its supply commitment to SUNTECH in writing for Years [*] to [*] metric tons per year. In the event that HOKU exercises such option, the definition of “Guaranteed Monthly Quantity of Product” shall be reduced to [*] metric tons; and the definition of “Secondary Monthly Quantity of Product” shall be reduced to [*] metric tons. Any such option must be exercised by HOKU in writing at least one hundred eighty (180) days prior to the expected delivery date for such Products.

2.2. If, prior to the end of the [*] Year, all of the following conditions have been satisfied: (A) HOKU has materially increased its production capacity of Products, (B) HOKU has paid all of its indebtedness to the Senior Lenders (as defined in Section 7.2 below); and (C) HOKU and SUNTECH have signed a contract providing for the purchase and sale of additional volume of Products that is in addition to the volume being sold under this Agreement, then the Pricing Schedule for the remaining term of this Agreement shall be amended and the prices for the Products being sold pursuant to this Agreement shall be adjusted to match the pricing for Products in such new contract. Notwithstanding the foregoing, HOKU shall have no obligation under this Agreement to increase its production capacity, to pay its Senior Secured Indebtedness or to enter into a new contract with SUNTECH, and SUNTECH shall have no obligation under this Agreement to enter into a new contract with HOKU.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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3. Supply Obligations.

3.1. HOKU shall deliver, in each calendar month during each Year pursuant to this Agreement starting on the First Shipment Month, the Guaranteed Monthly Quantity of Product; provided however, that if HOKU fails to deliver the Primary Monthly Quantity of Product for any given calendar month in such calendar month, then HOKU may deliver the deficiency within [*] days after the end of such calendar month (“Primary Delivery Grace Period”) without breaching this section or incurring any purchase price reduction pursuant to Section 3.3 below; and provided further, that if HOKU fails to deliver the Secondary Monthly Quantity of Product for any given calendar month in such calendar month, then HOKU may deliver any deficiency within [*] days after the end of such calendar month (“Secondary Delivery Grace Period”) without breaching this section or incurring any purchase price reduction pursuant to Section 3.3 below. For the avoidance of doubt, all shipments for any given month shall be applied first to the Primary Monthly Quantity of Product and then to the Secondary Monthly Quantity of Product, and if there is more than one shipment deficiency, each shipment shall be applied to satisfy the oldest deficiency. At any time during the term of this Agreement, HOKU may ship to SUNTECH the Guaranteed Monthly Quantity of Product for any calendar month in advance of such calendar month, but only with SUNTECH’s prior written consent.

3.1.1. During calendar year 2009, HOKU shall ship to SUNTECH a minimum of [*] metric tons of its output Products over and above the supply commitments set forth in Section 3.1 above. After HOKU delivers such [*] metric tons of Products to SUNTECH in 2009, HOKU may sell the next [*] metric tons of unallocated Products to any customer of its choosing (including, without limitation, HOKU’s Other Customers (as defined in Section 7.3 below) and sales on the spot market). Thereafter, and provided that SUNTECH has secured the Minimum TCS Volume for HOKU pursuant to Section 13.1 below, HOKU shall ship to SUNTECH a minimum of [*] percent ([*]%) of its remaining unallocated Products in 2009. For purposes of this Section 3.1.1, HOKU’s “unallocated Products” are limited to Products produced by HOKU that are not subject to a pre-existing contractual shipment obligation to HOKU’s Other Customers. The net EXW price for such unallocated Products sold to SUNTECH shall be the greater of (A) $[*] per kilogram, and (B) the sum of (x) the multiple of (the gross price per kilogram of TCS (including all shipping, handling, insurance, export, and similar costs) that is purchased by HOKU pursuant to Section 13.1) times ([*]) and (y) $[*].

3.1.2. In any event, notwithstanding the foregoing, HOKU may not sell or deliver any Product on the spot market, or otherwise sell or deliver Product to any third parties other than pursuant to long term supply contracts entered into by HOKU with such third parties in compliance with Section 3.1.3 below, in any given calendar month during the term of this Agreement unless and until HOKU has fulfilled its Product shipment obligations to SUNTECH for such calendar month and all preceding calendar months.

3.1.3. During the first [*] Years, HOKU agrees that it will not enter into any additional supply contract with, or make any supply commitment to, any third party (not including the long term supply contract that HOKU and SANYO entered into prior to the Effective Date) if the aggregate of HOKU’s delivery obligations under all of its supply contracts (including those with SUNTECH and SANYO) and such additional supply contract/commitment during any month would exceed the rated monthly production capacity of all Reactors as certified by the manufacturer thereof. Subject to the foregoing, this Agreement shall not preclude HOKU from (A) entering into supply contracts for additional capacity from Facility expansion, including pre-sales of potential Facility expansions, or from increased productivity of the Reactors, or (B) selling on the spot market or entering into long-term contracts for the sale of polysilicon that does not meet the Product Specifications at any time during the term of this Agreement, provided that HOKU uses commercially reasonable efforts to meet the Product Specifications with respect to such polysilicon and that HOKU does not manufacture polysilicon for the purpose of making such spot market sales or fulfilling such long term contracts.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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3.1.4. Notwithstanding anything to the contrary, nothing in this Section 3.1 is intended by the Parties, or shall be deemed, to waive, limit or otherwise affect any other rights and remedies that SUNTECH may have in connection with any HOKU failures to fulfill, or delays in fulfilling, its Product supply obligations under this Agreement.

3.2. HOKU intends to manufacture the Products at the Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to SUNTECH Products that are manufactured by a third party, provided that the Products meet the Product Specifications and price set forth in this Agreement. HOKU shall manufacture the Products only in the Facility, or in other adequate, qualified manufacturing facilities that have access to all necessary labor and equipment. In the event that more than [*] of the polysilicon shipped to SUNTECH during any calendar quarter fails to meet the Product Specifications (which may be determined through testing of batches/samples), such facilities shall be subject to inspection and/or re-qualification audits by SUNTECH and/or its representatives from time to time and upon reasonable prior written notice to HOKU, and the polysilicon produced at such facilities shall be subject to third party quality testing at a mutually agreeable location (such agreement not to be unreasonably withheld or delayed) and at HOKU’s sole expense. HOKU shall bear such expense until less than [*] of HOKU’s polysilicon shipments in a quarter do not meet Product Specifications. HOKU shall have the right to pre-approve any third party inspector selected by SUNTECH that is not a Qualified Engineering Firm (such approval not to be unreasonably withheld or delayed), which must not be a HOKU Competitor, and such inspector shall be obligated to sign a commercially reasonable non-disclosure agreement with HOKU. HOKU shall continuously make available the necessary capacity at such manufacturing facilities to meet Guaranteed Monthly Quantity of Products and shall provide all labor, materials and other items necessary to perform its obligations hereunder. For the sake of clarity, the foregoing sentence is not a guaranty of shipment; all Product delivery guaranties are specifically set forth in Sections 2.1, and 3.1 above, and Sections 3.3, and 5 below.

3.3. If HOKU does not complete shipment of the Primary Monthly Quantity of Products or the Secondary Monthly Quantity of Products for any month on or before the end of the applicable Primary Delivery Grace Period or Secondary Delivery Grace Period, the purchase price for the delayed Products shall be reduced by [*] of the original purchase price for each week or part thereof that the Product shipment is delayed beyond the applicable Primary Delivery Grace Period or Secondary Delivery Grace Period. Notwithstanding anything to the contrary, the maximum amount of the cumulative purchase price reduction shall not exceed [*] of the original price of the respective delayed Products. Notwithstanding the foregoing, the purchase price reductions shall not apply (i) while a force majeure is continuing pursuant to Section 14 and (ii) in the event HOKU is not delivering Product due to a payment default of SUNTECH pursuant to Section 10.2.1.

4. Wafers. During the Term of this Agreement, SUNTECH shall offer HOKU a continuing right of first refusal to process the Products into Wafers (which may include the use of a third party facility for such processing) and supply Wafers to SUNTECH in lieu of Products on commercial terms and Wafer specifications that are no less favorable to SUNTECH than the terms and specifications which it is able to receive from other third party wafer manufacturers at such time. If HOKU utilizes a third party that is not an affiliate of HOKU to process the Wafers, then SUNTECH shall have the right to pre-approve (such approval not to be unreasonably withheld) such third party and the specification of the Wafers being provided by the third party. Until such time as HOKU and SUNTECH have mutually agreed and entered into an agreement for the purchase and sale of Wafers, and, if applicable, SUNTECH has approved the third party Wafer manufacturing company, HOKU shall continue to deliver Product to SUNTECH pursuant to the terms of this Agreement.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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5. Shipping & Delivery.

5.1. The first shipment of the Guaranteed Monthly Quantity of Product is due on or before December 31, 2009; provided, however, that HOKU shall provide at least thirty (30) days’ prior written notice if the first shipment will occur prior to July 31, 2009; and, provided, further that HOKU shall deliver a minimum of [*] metric tons of Products to SUNTECH in calendar year 2009 (subject to the provisions of Section 3.1.1 above, including the provision that may reduce such volume requirement to [*] metric tons), and any deficiency shall be subject to the purchase price adjustment pursuant to Section 3.3 without any grace period beyond December 31, 2009, except that if more than [*] percent ([*]%) of the first [*] metric tons (subject to the reduction of such shipment requirement to [*] metric tons pursuant to Section 3.1.1 above) is shipped after December 1, 2009, then the price per kilogram of each such shipment shall be the calendar year 2010 price as set forth on Appendix 1 hereto.

5.2. Shipments shall be made from the Facility (or from a third party facility if applicable pursuant to Section 3.2 above) on a monthly basis. On or around the first day of each calendar month, an estimated Product shipment schedule will be provided by HOKU to SUNTECH covering such month and the following eleven (11) months thereafter (the “Shipment Schedule”). All Product shipments shall include a quality control certificate from HOKU certifying that the Products have been tested pursuant to HOKU’s quality control testing procedures to ensure that the Products being shipped meet the Product Specifications.

6. Payments & Advances.

6.1. HOKU acknowledges that as of the date of this Agreement, SUNTECH has provided HOKU with an initial deposit of Two Million U.S. Dollars (US$2,000,000.00) (the “Initial Deposit”) as advance payment for Products to be delivered under this Agreement.

6.2. Subject to HOKU’s completion of the Initial Financing, SUNTECH shall pay in cash to HOKU the additional sum of Forty-Five Million U.S. Dollars (US$45,000,000.00) (the “Main Deposit”) as an advance payment for Products to be delivered under this Agreement in accordance with the milestone schedule set forth below.

6.2.1. [*] of the Main Deposit (the “[*] Installment”) shall be paid to HOKU within fifteen (15) Business Days after HOKU’s successful completion of one [*] (as defined in the next sentence) and HOKU’s delivery to SUNTECH of an Officer’s Compliance Certificate dated as of the date of such completion. For purposes of this Agreement, a “[*]” means [*]. SUNTECH understands that the [*] is not meant to produce solar purity polysilicon. SUNTECH shall, at its expense, attend the [*]. SUNTECH may, at its option and expense, invite a third party technical advisor to attend the [*] with or in lieu of SUNTECH. HOKU shall provide written notice to SUNTECH no less than ten (10) Business Days prior to the [*]. Any third party technical advisor that SUNTECH requests to view the [*] must not be a Hoku Competitor, and must sign a reasonable confidentiality agreement prior to participating in the [*]. Upon completion of the [*], HOKU and SUNTECH shall sign the [*] Certificate attached hereto as Appendix 5 (the “[*] Certificate”) to indicate whether or not the [*] was successfully completed.

6.2.2. [*] of the Main Deposit (the “[*] Installment”) shall be paid to HOKU within fifteen (15) Business Days after HOKU’s successful completion of the “[*]” (as defined below) and HOKU’s delivery to SUNTECH of an Officer’s Compliance Certificate dated as of the date of such completion. For purposes of this Agreement, a “[*]” means [*]. SUNTECH shall, at its expense, attend the [*]. SUNTECH may, at its option and expense, invite a third party technical advisor to attend the [*] with or in lieu of SUNTECH. HOKU shall provide written notice to SUNTECH no less than ten (10) Business Days prior to the [*]. Any third party technical advisor that SUNTECH requests to view the [*] must not be a HOKU Competitor, and must sign a reasonable confidentiality agreement prior to participating in the [*]. Upon completion of the [*], HOKU and SUNTECH shall sign the [*] Certificate attached hereto as Appendix 6 (the “[*] Certificate”) to indicate whether or not the [*] was successfully completed.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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6.2.3. [*] of the Main Deposit (the “[*] Installment”) shall be paid to HOKU within fifteen (15) Business Days after the later of the date when [*]. Upon completion of the [*], HOKU and SUNTECH shall sign the [*] Certificate attached hereto as Appendix 7 (the “[*] Certificate”) to indicate whether or not the [*] was successfully completed.

6.2.4. In the event that the Parties cannot resolve a dispute as to whether a milestone has been achieved under Sections 6.2.1, 6.2.2, and 6.2.3, the Parties cannot resolve the dispute in accordance with the first two (2) sentences of Section 15.2, then the Parties agree to appoint an independent engineer (the “Independent Engineer”) to make the final determination regarding the success or failure of the [*], the [*], or the [*], as applicable. The Independent Engineer shall be selected by and reasonably acceptable to the Collateral Agent, the Senior Secured Parties (as that term is defined in the Intercreditor Agreement), HOKU and SUNTECH; provided, however, that if the Collateral Agent, the Senior Secured Parties, HOKU and SUNTECH cannot agree on the Independent Engineer within ten (10) days, the Independent Engineer shall be selected solely by the Collateral Agent and the Senior Secured Parties among all Qualified Engineering Firms. The conclusion of the Independent Engineer shall be final for, binding upon and non-appealable by HOKU and SUNTECH with respect to the success or failure of the applicable milestone. The fees and expenses of such Independent Engineer shall be shared by HOKU and SUNTECH if the Independent Engineer was hired to resolve a reasonable disagreement between HOKU and SUNTECH regarding the success or failure of the applicable milestone; such fees and expenses shall be paid solely by SUNTECH if the Independent Engineer was hired because SUNTECH or its third party designee either did not attend the applicable demonstration (after notice having been provided pursuant to Section 6.2.1 or 6.2.2, as applicable), or did not confirm to HOKU in writing either the success or failure of the applicable milestone; and such fees and expenses shall be paid solely by HOKU if the Independent Engineer was hired because HOKU did not confirm to SUNTECH in writing either the success or failure of the applicable milestone, HOKU did not perform the applicable demonstration in accordance with the terms of Section 6.2.1 or 6.2.2, as applicable, or HOKU did not provide sufficient advance notice of the applicable demonstration as specified in Section 6.2.1 or 6.2.2, as applicable.

6.2.5. HOKU shall use commercially reasonable efforts to complete each of the milestones by its respective Target Date listed in the table below. HOKU may attempt to achieve each milestone any number of times, provided that the procedures set forth in Section 6.2.1, 6.2.2, or 6.2.3, as applicable, are followed; and, provided, further that if any milestone is not completed by the respective Final Date listed in the table below, SUNTECH shall have the right to terminate the Agreement in accordance with Section 10.3.2. Notwithstanding anything to the contrary in this Agreement, HOKU may achieve the [*], the [*] and the [*] in any order; for example, HOKU may complete the [*], and SUNTECH shall pay to HOKU the [*] Installment, as applicable, prior to HOKU successfully completing the [*].

Milestone	Target Date	Final Date
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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6.3. Stand-by Letter of Credit.

6.3.1. HOKU acknowledges that as of the date of this Agreement, SUNTECH has opened an irrevocable stand-by letter of credit with ABN AMRO NV that is attached hereto as Appendix 4 (the “Stand-by Letter of Credit”) in favor of HOKU in an amount equal to the Main Deposit against SUNTECH’s failure to pay the Main Deposit (as defined above).

6.4. HOKU shall invoice SUNTECH at or after the time of each shipment of Products to SUNTECH. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to the attention of SUNTECH’s Financial Controller at SUNTECH’s address set forth in Section 15.4 or to such other address as SUNTECH may specify to HOKU in writing. Payment terms for all invoiced amounts shall be [*] days from date of invoice receipt. All payments shall be made in U.S. Dollars.

6.5. [*].

6.6. At least fifteen (15) days prior to each quarter in the sixth and seventh Years of this Agreement, SUNTECH shall provide an advance cash payment to HOKU (each such payment, a “Supplemental Deposit”) that is equal to (a) [*] of the net purchase price of all Products scheduled to be shipped during such quarter at the then-applicable price, less (b) the amount of the Supplemental Deposits paid by SUNTECH for previous quarters (if any) that were not applied against invoices for shipments of Products. Each Supplemental Deposit shall be applied on a pro rata basis as a credit against each shipment made during the applicable quarter. To clarify, each Supplemental Deposit shall be applied on a straight-line basis against each invoice for shipments of Products made in the applicable quarter by a fraction where (x) the numerator is equal to the total amount (in metric tons) of the applicable shipment plus the total amount (in metric tons) of any outstanding shipments that were due in such quarter prior to the shipment date of the applicable shipment; and (y) the denominator is equal to [*] metric tons, such that the net amount due on the applicable invoice shall be reduced by the product of the Supplemental Deposit multiplied by such fraction. [*]

6.7. The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, which taxes (which, for clarity do not include income taxes or similar taxes) will be invoiced to and paid by SUNTECH, provided that SUNTECH is legally or contractually obliged to pay such taxes. HOKU and SUNTECH will work together to eliminate the possibility of taxes, but if there are any assessed, HOKU shall promptly remit to SUNTECH in full any such taxes paid by SUNTECH which are refunded or credited to HOKU, or offset, claimed or otherwise used by HOKU, in whole or in part.

6.8. SUNTECH shall be responsible for all transportation charges, duties or charges for shipping and handling incurred after HOKU’s delivery of the Products; thus, the price for the Products shall not include any such charges. HOKU shall provide reasonable assistance in managing shipping logistics and timing of pick-up with the freight forwarder to arrange for shipping ex works from the Facility. Notwithstanding the foregoing, if no freight train rail spur is available to connect the Facility to a main rail line used for freight shipments, HOKU shall deliver the Products FOB the nearest available maritime port (Incoterms 2000). SUNTECH shall bear all costs, liabilities and risks involved in loading and transporting the Products from HOKU’s production facility to the freight forwarder or the nearest available maritime port, as applicable (and hereby indemnifies HOKU for such costs, liabilities and risks). Title and risk of loss shall pass to SUNTECH FOB origin.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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6.9. Late payments and outstanding balances shall accrue interest at the lesser of 18% per annum or the maximum allowed by law.

7. Security Interest.

7.1. Subject to receipt of the Initial Deposit or payment of any portion of the Main Deposit, pursuant a separate security agreement and related collateral documents, HOKU hereby grants to SUNTECH a security interest in all of the tangible and intangible assets, properties and undertaking of HOKU, wherever located, including without limitation such assets and properties related to HOKU’s polysilicon business (the “Collateral”) for the purpose of securing the repayment obligations of HOKU to SUNTECH of the Total Deposit (and any portion thereof) set forth in this Agreement.

7.2. SUNTECH acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will be expressly subordinated to HOKU’s third-party lenders (the “Senior Lenders”) that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to SUNTECH hereby. SUNTECH shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

7.3.  In addition, SUNTECH shall enter into collateral, intercreditor and other agreements (the “Collateral Agreements”) with [*] and HOKU’s other customers who provide prepayments for Products (collectively, “HOKU’s Other Customers”), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU’s Other Customers. SUNTECH may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants SUNTECH a pari passu priority with respect to HOKU’s Other Customers, and is expressly subordinated to the Senior Lenders.

7.4. The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to SUNTECH. When the Total Deposit is no longer held by HOKU, SUNTECH will sign such documents as are necessary to release its security interests. Notwithstanding anything to the contrary contained in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to SUNTECH in accordance with the terms of this Agreement.

7.5. HOKU and SUNTECH each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 7, including the Collateral Agreements. Neither HOKU nor SUNTECH may unreasonably refuse to sign any such document.

7.6. At the time when the Total Deposit is no longer held by HOKU in accordance with this Agreement, SUNTECH will sign such documents as are necessary to release its security interests in the Collateral.

8. Product Quality Guarantee.

8.1. HOKU warrants to SUNTECH that the polysilicon supplied by HOKU to SUNTECH shall meet the Product Specifications. For each shipment that is shipped in a timely manner, this warranty shall survive for [*] days after the applicable shipment date, and for each shipment that is not shipped in a timely manner (including, without limitation, each shipment that is shipped during a Primary Delivery Grace Period or Secondary Delivery Grace Period, as applicable), this warranty shall survive for [*] days after the applicable shipment date (in each case, the “Warranty Period”). Upon delivery of the Products to SUNTECH as set forth in Section 6.8, HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests and other claims and rights. HOKU will, upon prompt notification and compliance with HOKU’s instructions, promptly refund or replace, at SUNTECH’s sole option and at HOKU’s cost, any polysilicon which does not meet the Product Specifications, and SUNTECH shall comply with the inspection and return goods policy described in Section 9 below with respect to such polysilicon. No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by SUNTECH. HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products not committed by HOKU, its Affiliates or any of its or their representatives.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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8.2. HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. HOKU’s sole responsibility and SUNTECH’s exclusive remedy for any claim arising out of a breach of the warranty set forth in the first sentence of Section 8.1 is a refund or replacement, as described in Section 8.1 above. With respect to any such breach, HOKU shall not be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if HOKU has been advised of the possibility of such damages.

8.3. HOKU shall, at its own expense, indemnify and hold SUNTECH, SUNTECH’s Affiliates and SUNTECH’s customers harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against SUNTECH, SUNTECH’s customers or SUNTECH’s Affiliates alleging any such infringement. SUNTECH agrees that: (i) SUNTECH shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to SUNTECH of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, SUNTECH shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but SUNTECH, SUNTECH’s customer or SUNTECH’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) SUNTECH shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit. In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent. Except as otherwise expressly set forth herein, each Party disclaims any obligation to defend or indemnify the other Party, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of the disclaiming Party.

9. Inspection and Return Goods Policy.

9.1. If a visual inspection of appearance by SUNTECH of any shipment of Product upon the delivery of the Product to SUNTECH reveals any obvious and significant damage to the Product or packaging, then SUNTECH shall inform HOKU promptly, and in no case later than [*] after discovery of such damage. For the avoidance of doubt, this Section 9.1 shall not limit SUNTECH’s rights or obligations with respect to such shipment, including, without limitation, SUNTECH’s right to make a claim during the Warranty Period in accordance with Section 9.2 below.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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9.2. Each claim for breach of Warranty must be submitted during the applicable Warranty Period, and the Products that are the subject of such claim may be returned to HOKU promptly after HOKU’s written request for the return of such Products, which may be submitted after HOKU completes its inspection of such Products and confirms the defect pursuant to Section 9.3 below. HOKU may specify the mode of transportation for such returned Products and shall bear all third party shipping costs and expenses incurred for all defective Products that are returned in accordance with Section 9 of this Agreement. To assure prompt handling, HOKU shall provide SUNTECH a return goods authorization number within 48 hours of SUNTECH’s request. Provided that HOKU communicates this number to SUNTECH within such timeframe, SUNTECH will reference this number on return shipping documents. Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges equal to HOKU’s actual additional handling costs. HOKU reserves the right to reverse any credit issued to SUNTECH if, upon return, such Product is determined by a predetermined third party mutually selected by both Parties not to be defective.

9.3. HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 9.2 above.

10. Term and Termination.

10.1. The term of this Agreement shall begin on the Effective Date, and unless previously terminated as hereinafter set forth, shall remain in force until the end of the tenth Year.

10.2. Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

10.2.1. Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within sixty (60) days after receiving written notice thereof. Notwithstanding the foregoing, HOKU shall have the right to terminate this Agreement if SUNTECH fails to make payment on the [*] payment terms set forth in Section 6.4 hereof or fails to make any prepayment pursuant to Section 6.6 hereof when due, and SUNTECH fails to make such payment or prepayment within thirty (30) days after receiving written notice of default containing the threat of immediate termination if payment or prepayment is not made within such thirty (30) day period. For the avoidance of doubt, HOKU shall have no obligation to deliver Products to SUNTECH while a payment default by SUNTECH has occurred and is continuing. For the purposes of this Section 10.2.1, a “material breach” means a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions.

10.2.2. Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

10.2.3. If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

10.2.4. In accordance with the provisions of Section 14 below.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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10.3. Without limiting SUNTECH’s right to terminate this Agreement pursuant to Section 10.2, SUNTECH shall have the right to terminate this Agreement in the event of the following:

10.3.1. If the shipment for the First Shipment Month is not made by HOKU on or before December 31, 2009.

10.3.2. If HOKU fails to complete a milestone by the Final Date therefor set forth in Section 6.2.5.

10.4. Without limiting either Party’s right to terminate this Agreement pursuant to Section 10.2, HOKU and SUNTECH shall each have the right to terminate this Agreement if HOKU has not completed the Initial Financing on or before December 31, 2008.

10.5. Upon the expiration or termination of this Agreement howsoever arising and subject always to the provisions of Section 10.6 below, the following Sections shall survive such expiration or termination: Sections 1 (Definitions); Section 8 (Product Quality Guarantee), Section 9 (Inspection and Return Goods Policy); Sections 10.6 and 10.7 (Term and Termination); Section 11 (Liability); and Section 15 (General Provisions).

10.6. Upon expiration or termination of this Agreement for any reason, all Product shipments that were due prior to such expiration or termination shall be completed by HOKU and for this purpose and to that extent, the provisions of this Agreement shall continue in full force and effect.

10.7. If this Agreement expires at the end of the Term or if SUNTECH terminates this Agreement pursuant to any provision of this Agreement, then any funds remaining on the Total Deposit or any Supplemental Deposits on such date of termination shall be returned promptly to SUNTECH. “Funds remaining” on the Total Deposit or any Supplemental Deposits are funds not applied (pursuant to Section 6.4 or 6.6 above, as applicable) against SUNTECH’s purchase of Product actually delivered to SUNTECH hereunder.

11. Liability.

11.1. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOST PROFITS OR LOST REVENUES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2. EXCEPT FOR HOKU’S OBLIGATIONS UNDER SECTION 8.3 AND HOKU’S OBLIGATION TO REPAY THE TOTAL DEPOSIT AND SUPPLEMENTAL DEPOSITS PURSUANT TO SECTION 10.7 ABOVE, NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE ALL REMAINING AMOUNTS PAYABLE (INCLUDING SUMS OWED BUT NOT PAID) PURSUANT TO THIS AGREEMENT AT THE TIME THE CLAIM IS MADE.

11.3. In the event of a payment default by SUNTECH, HOKU may, in addition to all other remedies available to HOKU, refuse to ship any Products to SUNTECH until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement. For the avoidance of doubt, SUNTECH’s right to reduce the purchase price of Products pursuant to Section 3.3 above shall not apply if HOKU is not fulfilling its supply obligations for this reason.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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11.4. In addition to HOKU’s rights under Section 11.3 above, in the event that SUNTECH fails to make a payment within the 45-day period set forth in Section 6.4 above, HOKU may (but is not obligated to) off-set the amount of any funds remaining on or credited to the Total Deposit or any Supplemental Deposits by applying the Total Deposit or Supplemental Deposit, as applicable on a pro rata basis against the past due amount for the applicable shipment of Products, including any interest payable thereon; provided, however, that HOKU shall notify SUNTECH, in writing, prior to exercising such rights. For the avoidance of doubt, the interest payable set forth above shall accrue from the due date to the date when HOKU exercises the right to off-set. In case of such set-off by HOKU, SUNTECH shall be required to replenish within thirty (30) business days after HOKU’s receipt of such notification any additional deposit in order to return the Total Deposit or Supplemental Deposit, as applicable, to the level it should be as described in Section 6.4 or 6.6, as applicable.

12. HOKU Representations & Warranties. HOKU makes the following representations and warranties to SUNTECH:

12.1. HOKU is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the lawful power to own its properties and to engage in the business it conducts.

12.2. The execution and performance of this Agreement will not immediately, or with the passage of time or the giving of notice, or both, (a) violate any law or result in a default under any contract, agreement, or instrument to which HOKU is a party or by which HOKU or its property is bound, or (b) result in the creation or imposition of any security interest in, or lien or encumbrance on, any of the assets of HOKU, except for the security interest granted or to be granted to SUNTECH pursuant to this Agreement.

12.3. HOKU has the power and authority to incur and perform its obligations under this Agreement, and HOKU has taken all corporate action necessary to authorize the execution and delivery of this Agreement and its incurring of such obligations.

12.4. Except to the extent that the failure to comply would not materially interfere with the conduct of the business of HOKU, HOKU has complied and will comply with all applicable laws, and has obtained and will obtain all necessary permits, licenses and other governmental authorizations, in respect of: (a) restrictions, specifications, or other requirements pertaining to products that HOKU sells or to the services it performs; (b) the conduct of its business; and (c) the construction, use, maintenance, and operation of the Facility and HOKU’s other properties (except to the extent that such permits, licenses or other governmental authorizations are not yet necessary to be obtained by or on behalf of HOKU at such time in light of the stage of development, construction or operation of the Facility to enable HOKU to construct, test, operate, maintain, repair, own its interest in, or use the Facility) as contemplated by this Agreement, sell polysilicon from the Facility, or consummate and/or perform any obligation contemplated hereby, including all environmental, regulatory and other permits and approvals.

12.5. HOKU has not entered into any additional supply contract with, or made any supply commitment to, any third party (not including each of the long term supply contracts that HOKU and SANYO, Global Expertise Wafer Division Ltd., and Solarfun Power Hong Kong Limited, respectively, entered into prior to the Effective Date) where the aggregate of HOKU’s delivery obligations under all of its supply contracts (including those with SUNTECH and SANYO) and such additional supply contract/commitment during any month exceeds the rated monthly production capacity of all Reactors as certified by the manufacturer thereof, except for (A) supply contracts for additional capacity from Facility expansion, including pre-sales of potential Facility expansions, or from increased productivity of the Reactors, and (B) sales on the spot market or long-term contracts for the sale of polysilicon that does not meet the Product Specifications, provided that HOKU has used commercially reasonable efforts to meet the Product Specifications with respect to such polysilicon and that HOKU is not manufacturing polysilicon for the purpose of making such spot market sales or fulfilling such long term contracts.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Pate 13 of 27

13. SUNTECH Covenants. SUNTECH hereby covenants and agrees to the following:

13.1. During calendar years 2008 and 2009, SUNTECH shall use its reasonable best efforts to obtain from a third party supplier, on behalf of HOKU, the Minimum TCS Volume per year of TCS that is at least [*] pure, and which can be transported from such supplier to HOKU’s Facility. Notwithstanding the foregoing, HOKU shall have no obligation to order any quantities of TCS from any such third party pursuant to this Section 13.1; provided, however, that HOKU shall be solely responsible for paying for (including arranging and paying for delivery of) the TCS from such third party supplier for all quantities of TCS that are ordered by HOKU pursuant to this Section 13.1.

14. Force Majeure. Neither Party shall be liable for damages to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, terrorism, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the performance of HOKU is delayed for Force Majeure for a cumulative period of thirty (30) days or more, HOKU will use commercially reasonable efforts to transition its production of the Products for the duration of the Force Majeure to an alternate source (which may be a HOKU Competitor). If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months (and, only if HOKU is the affected Party, HOKU has not transitioned its production of the Products as provided in the immediately preceding sentence), then the non-affected Party shall be entitled to terminate this Agreement by written notice to the other Party. Upon such termination, any funds remaining on the Total Deposit or any Supplemental Deposit shall be refunded to SUNTECH. Notwithstanding the foregoing, the inability of SUNTECH to receive or accept delivery of the Products that have been produced by HOKU in accordance with this Agreement shall not constitute an event of force majeure.

15. General Provisions.

15.1. This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

15.2. Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved such dispute shall be finally settled by arbitration in San Francisco County or Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding any of the foregoing, either Party may seek injunctive or other equitable relief at any time in any court of competent jurisdiction. This Section does not limit the right of any Party (or its collateral agent) to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. In furtherance of this Section 15.2, any arbitration proceedings held by the Parties shall (i) be conducted by three arbitrators and such arbitrators must have relevant industry expertise and be impartial and (ii) apply rules of law.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Pate 14 of 27

15.3. Neither HOKU nor SUNTECH may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided however that either Party may assign this Agreement, together with all of its rights and obligations hereunder, to an Affiliate without the consent of the other Party. Notwithstanding the foregoing, an assignment of this Agreement (together with all of its rights and obligations hereunder) by either Party to a third party in connection with a merger with such third party or sale of all or substantially all of the assets of the assigning Party to such third party shall not require the consent of the non-assigning Party. Subject to the other provisions of this Section 15.3, this Agreement shall bind upon permitted successors and assigns of the Parties hereto. In the event of any assignment of this Agreement by HOKU in compliance with this Section 15.3, including, without limitation, an assignment through merger, acquisition or sale of assets, all obligations of HOKU that were required to be performed by HOKU at or from the Facility, including, without limitation, HOKU’s obligation to ship Products that were manufactured at the Facility, shall become the binding obligations of HOKU’s successor or assign; provided, however, that such successor or assign, as applicable, shall no longer be obligated to perform such obligation at or from the Facility, but may instead perform the obligation at or from its own polysilicon production facility, wherever it may be located, provided that (a) such performance complies with all other terms of this Agreement, including, without limitation, pricing, volume, quality, timing, shipping and warranty terms and (b) in the case of HOKU, such successor or assign, as applicable, provides SUNTECH with reasonable assistance with shipping logistics. For avoidance of doubt, such assistance shall include coordination and information regarding shipping, but exclude freight cost, insurance, or other incremental shipping costs.

15.4. Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 15.4 and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the address listed below or to a changed address as the Party shall have specified by prior written notice:

SUNTECH:

WUXI SUNTECH POWER CO., LTD.
17-6 CHANG JIANG SOUTH ROAD
NEW DISTRICT WUXI 214028
CHINA
Attn: Zhengrong Shi Ph. D.
E-mail: [*]
Facsimile: [*]

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Pate 15 of 27

With a copy to:

WUXI SUNTECH POWER CO., LTD.
17-6 CHANG JIANG SOUTH ROAD
NEW DISTRICT WUXI 214028
CHINA
Attn: Steven Chan
E-mail: [*]
Facsimile: [*]

HOKU:

HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho 83201 USA
Attn: Mr. Dustin Shindo, CEO
E-mail: [*]
Facsimile:

With a copy to:

HOKU SCIENTIFIC, INC.
1075 Opakapaka Street
Kapolei, Hawaii 96707, USA
Attn: Mr. Dustin Shindo, CEO
E-mail: [*]
Facsimile: +1 (808) 682-7800

15.5. The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

15.6. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

15.7. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

15.8. No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

15.9. Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within two (2) business days after execution of this Agreement. Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide to the other Party reasonable advance notice and a reasonable opportunity to review the proposed disclosure and comment thereon, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing, technical and other sensitive information set forth in this Agreement.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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15.10. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, proposal(s) and discussions, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

15.11. The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

15.12. Words expressed in the singular include the plural and vice-versa.

15.13. HOKU shall allow SUNTECH visitation rights to the Facility after the date of this Agreement and until the first delivery of Products upon reasonable advanced notice, at mutually agreeable times, and not to areas of the Facility that are outside the scope of this Agreement; provided, however, that SUNTECH shall be limited to two visits per calendar quarter, and SUNTECH shall bear all of its costs and expenses incurred in connection with such visitation.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

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IN WITNESS WHEREOF, the Parties have executed this Amended & Restated Supply Agreement as of the date first set forth above.

SUNTECH:		HOKU:

WUXI SUNTECH POWER CO., LTD.		HOKU MATERIALS, INC.

By:	/s/ ZHENGRONG SHI	By:	/s/ DUSTIN SHINDO

Name:	Zhengrong Shi	Name:	Dustin Shindo

Title:	Chairman & CEO	Title:	Chairman & CEO
Authorized Signatory		Authorized Signatory

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Pate 18 of 27

Appendix 1
Pricing Schedule

Planned Delivery Period	Quantity		Price / kg
July 1, 2009 – December 31, 2009	[*	]	[*	]
January 1, 2010 – December 31, 2010	[*	]	[*	]
January 1, 2011 – December 31, 2011	[*	]	[*	]
January 1, 2012 – December 31, 2012	[*	]	[*	]
January 1, 2013 – December 31, 2013	[*	]	[*	]
January 1, 2014 – December 31, 2014	[*	]	[*	]
January 1, 2015 – December 31, 2015	[*	]	[*	]
	[*	]	[*	]
January 1, 2016 – December 31, 2016	[*	]	[*	]
January 1, 2017 – December 31, 2017	[*	]	[*	]
January 1, 2018 – December 31, 2019	[*	]	[*	]

For avoidance of doubt, the price applicable to any shipment of Products shall be the price set forth above corresponding to the actual date of shipment, without regard to the date on which such shipment was due or was scheduled for shipment.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 1 to Supply Agreement
Pate 19 of 27

Appendix 2
Product Specifications

Type	Bulk elements		Value		Unit
Acceptors	[*	]	[*	]	[*	]
Donors	[*	]	[*	]	[*	]
Carbon Levels (first 6 months)	[*	]	[*	]	[*	]
Carbon Levels (after 6 months)	[*	]	[*	]	[*	]
Total Metals	[*	]	[*	]	[*	]

Product Specifications shall be tested in accordance with the following procedures: [*].

Product shall be packaged in a virgin polyethylene (no additives) bag. A double bag system shall be used to be compatible with clean room requirements. Products shall be palletized.

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 2 to Supply Agreement
Pate 20 of 27

Appendix 3

Potential Qualified Engineering Firms

[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 3 to Supply Agreement
Pate 21 of 27

APPENDIX 4
Stand-by Letter of Credit

[Attached]

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 4 to Supply Agreement
Pate 22 of 27

APPENDIX 5
[*] Certificate

This [*] Certificate is being signed and notarized pursuant to Section 6.2.1 of the First Amended & Restated Supply Agreement dated ______________, 2008 by and between HOKU MATERIALS, INC. and WUXI SUNTECH POWER CO., LTD. (the “Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the [*] and confirms the following:

[*]:

[*]:

[*]:

[*]:

[*]:

[*]:

[*]:

[*] (circle “yes” or “no”)	YES / NO

[*] (Circle “yes” or “no” below.)

YES / NO	HOKU Initials and Date _______________________________________

YES / NO	SUNTECH Initials and Date ____________________________________

SUNTECH:	HOKU:

WUXI SUNTECH POWER CO., LTD.	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 5 to Supply Agreement
Pate 23 of 27

APPENDIX 6
[*] Certificate

This [*] Certificate is being signed and notarized pursuant to Section 6.2.2 of the First Amended & Restated Supply Agreement dated _______ __, 2008 by and between HOKU MATERIALS, INC. and WUXI SUNTECH POWER CO., LTD. (the “Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the [*] and confirms the following:

[*]:

[*]:

[*]:

[*]:

[*]:
[*]

[*] (Circle “yes” or “no” below.)

YES / NO	HOKU Initials and Date

YES / NO	SUNTECH Initials and Date

SUNTECH:	HOKU:

WUXI SUNTECH POWER CO., LTD.	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 6 to Supply Agreement
Pate 24 of 27

Appendix 7

[*] Certificate

This [*] Certificate is being signed and notarized pursuant to Section 6.2.3 of the First Amended & Restated Supply Agreement dated ______________, 2008 by and between HOKU MATERIALS, INC. and WUXI SUNTECH POWER CO., LTD. (the “Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in the Agreement.

By signing below, each party hereby certifies to the successful completion of the [*] and confirms the following:

1.	[*].
2.	[*].
3.	[*].
4.	[*].

SUNTECH:	HOKU:

WUXI SUNTECH POWER CO., LTD.	HOKU MATERIALS, INC.

By:	By:

Name:	Name:

Title:	Title:
Authorized Signatory	Authorized Signatory

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 7 to Supply Agreement
Pate 25 of 27

Appendix 8

Form of Officer’s Closing Certificate

Pursuant to the Supply Agreement (the “Supply Agreement”) dated _____________, 2007 between HOKU MATERIALS, INC., (“HOKU”) and SUNTECH POWER CO., LTD., the person signing below hereby certifies that the following statements are true and correct as of [date].

i.	I am the [executive officer title] of HOKU.

ii.	HOKU has performed all obligations that were required to have been performed by it pursuant to the Agreement as of the date of this Certificate.

iii.	The representations and warranties set forth in Section 12 of the Agreement are true and correct in all material respects as of the date of this Certificate.

All capitalized terms not otherwise defined herein have the meaning set forth in the Supply Agreement.

In witness whereof, I hereby certify to the truth of the above statements.

By:

Name:

Title:

Date:

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 8 to Supply Agreement
Pate 26 of 27

Appendix 9
Form of Officer’s Compliance Certificate

Pursuant to the Supply Agreement (the “Supply Agreement”) dated _____________, 2007 between HOKU MATERIALS, INC., (“HOKU”) and SUNTECH POWER CO., LTD., the person signing below hereby certifies that the following statements are true and correct as of [date].

i.	I am the [executive officer title] of HOKU.

ii.	HOKU has performed all obligations that were required to have been performed by it pursuant to the Agreement as of the date of this Certificate.

iii.	The representations and warranties set forth in Section 0 of the Agreement are true and correct in all material respects as of the date of this Certificate.

iv.
HOKU has granted to SUNTECH a valid, enforceable and perfected subordinated security interest in all Collateral for the purpose of security the repayment obligations of HOKU to SUNTECH of the Total Deposit (and any portion thereof) set forth in the Agreement.

v.	HOKU has completed the Initial Financing.

vi.	HOKU is not in material default of any material third party loan or credit agreement that cannot be cured within the applicable cure period.

All capitalized terms not otherwise defined herein have the meaning set forth in the Supply Agreement.

In witness whereof, I hereby certify to the truth of the above statements.

By:

Name:

Title:

Date:

SUNTECH Initials & Date ZS May 12, 2008	HOKU Initials & Date DS May 12, 2008

Appendix 9 to Supply Agreement
Pate 27 of 27